Pritchett, Siler & Hardy, PC

Certified Public Accountants

Exhibit 16.1

February 14, 2018

Securities and Exchange Commission

100 F. Street

Washington, DC 20549 - 7561

Re: Sears Oil and Gas Corporation

Commission File No. 333-151300

We have read the statements that Sears Oil and Gas Corporation, included under Item 4.01 of the Form 8-K report dated February 14, 2018 and agree with such statements in so far as they apply to our firm.

We have no basis to agree or disagree with any other statement made in Item 4.01 of such report.

Sincerely,

/s/ Pritchett, Siler & Hardy, PC

Pritchett, Siler & Hardy, PC

Salt Lake City, UT

515 S 400 E, Ste 100, Salt Lake City, UT 84111   P 801-328-2727  F 801-328-1123